Exhibit 4.14

Execution Copy

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of May 10, 2013 (this “Supplemental Indenture”), is by and among U.S. Coatings Acquisition Inc., a corporation incorporated under the laws of the State of Delaware (“U.S. Co-Issuer”), and Flash Dutch 2 B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands with corporate seat in Amsterdam, The Netherlands (“Dutch Co-Issuer” and, together with U.S. Co-Issuer, the “Issuers”), each of the parties identified as a New Guarantor on the signature pages hereto (each, a “New Guarantor” and collectively, the “New Guarantors”) and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Issuers, certain guarantors listed on the signature pages thereto, the Trustee, the Collateral Agent, Citigroup Global Markets Deutschland AG, as Registrar, and Citibank N.A., London Branch, as Paying Agent and Authenticating Agent, are parties to an indenture dated as of February 1, 2013 (the “Indenture”), providing for the issuance of the Issuers’ 5.750% Senior Secured Notes due 2021 (the “Notes”);

WHEREAS, Section 3.11 of the Indenture provides that under certain circumstances the New Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall unconditionally guarantee all of the Issuers’ obligations under the Notes and the Indenture on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers, the New Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreements to Become Guarantors. Each of the New Guarantors hereby unconditionally guarantees the Issuers’ obligations for the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of each other obligation and covenant set forth in the Indenture to be performed or observed on the part of the Issuers, on the terms and subject to the conditions and restrictions (in particular, without limitation, restrictions applying to a Swiss Guarantor) set forth in Article X of the Indenture and agrees to be bound by all other provisions of the Indenture and the Notes applicable to a Guarantor therein.

3. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4. No Recourse Against Others. No manager, managing director, director, officer, employee, incorporator or holder of any Equity Interests in Dutch Co-Issuer, U.S. Co-Issuer, any Subsidiary or any direct or indirect parent of Dutch Co-Issuer, as such, shall have any liability for any obligations of the Issuers or the New Guarantors under the Notes, the Indenture, the Guarantees or the Notes Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes, by accepting a Note, waives and releases all such liability. This waiver and release are part of the consideration for issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

5. Notices. For purposes of Section 12.1 of the Indenture, the address for notices to each of the New Guarantors shall be:

U.S. Coatings Acquisition Inc.

Flash Dutch 2 B.V.

c/o The Carlyle Group

1001 Pennsylvania Avenue Northwest

Washington, DC 20004

Facsimile: (202) 347-1818

Tel: (202) 729-2626

Attention: Martin Sumner; Wesley Bieligk

6. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

8. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

9. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each of the New Guarantors.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

U.S. COATINGS ACQUISITION INC.

By:	/s/ Robert W. Bryant
	Name:	Robert W. Bryant
	Title:	President and Secretary

FLASH DUTCH 2 B.V.

By:	/s/ Marco Besseling
	Name:	Marco Besseling
	Title:	Managing Director A

Intertrust (Netherlands) B.V.
Managing Director B

By:	/s/ D.A. de Vries
	Name:	D.A. de Vries
	Title:	Proxyholder

By:	/s/ T. Huisman
	Name:	T. Huisman
	Title:	Proxyholder

[Signature Page to the Euro Notes First Supplemental Indenture]

DuPont Performance Coatings (Switzerland) Sàrl, as a New Guarantor

By:	/s/ Danielle Blomert
	Name:	Danielle Blomert
	Title:	Managing Director

DuPont Russian Coatings (Suisse) Sàrl, as a New Guarantor

By:	/s/ Danielle Blomert
	Name:	Danielle Blomert
	Title:	Managing Director

DuPont Polymer Powders Switzerland Sàrl, as a New Guarantor

By:	/s/ Danielle Blomert
	Name:	Danielle Blomert
	Title:	Managing Director

By:	/s/ Olivier Cohn
	Name:	Olivier Cohn
	Title:	Board Member

[Signature Page to the Euro Notes First Supplemental Indenture]

Limited Liability Company “DuPont Performance Coatings Rus”,
as a New Guarantor

By:	/s/ Alexey Aleksandrovich Vodinsky
	Name:	Alexey Aleksandrovich Vodinsky
	Title:	General Director

[Signature Page to the Euro Notes First Supplemental Indenture]

Sweden Coatings Co. AB (corporate identity no. 556913-7416), as a New Guarantor

By:	/s/ Turid Kirkemo Blickström
	Name:	Turid Kirkemo Blickström
	Title:	Director

DuPont Powder Coatings Scandinavia AB (corporate identity no 556035-3913), as a New Guarantor

By:	/s/ Björn Wagner
	Name:	Björn Wagner
	Title:	Director

By:	/s/ Cecilia Löwnertz
	Name:	Cecilia Löwnertz
	Title:	Director

DuPont Performance Coatings Scandinavia AB
(corporate identity no 556047-9460), as a New Guarantor

By:	/s/ Turid Kirkemo Blickström
	Name:	Turid Kirkemo Blickström
	Title:	Director

[Signature Page to the Euro Notes First Supplemental Indenture]

AXALTA COATING SYSTEMS CANADA COMPANY, as a New Guarantor

By:	/s/ Mario Tremblay
	Name:	Mario Tremblay
	Title:	Director and President

[Signature Page to the Euro Notes First Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee and Collateral Agent

By:	/s/ Joseph P O’Donnell
	Name:	Joseph P O’Donnell
	Title:	Vice President

[Signature Page to the Euro Notes First Supplemental Indenture]